AMENDMENT TO

DIAMOND HILL FUNDS SERVICES AGREEMENT

AMENDMENT made as of the 18th day of November, 2011, between Diamond Hill Funds (the “Client”) and Citi Fund Services Ohio, Inc. (“Service Provider”), to that certain Services Agreement, dated August 22, 2011, between the Client and Service Provider (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Service Provider performs certain services for the Funds;

WHEREAS, Service Provider and the Client wish to enter into this Amendment to the Agreement in order to add an additional Fund to the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:

1.	Amendment.

(a)    Appendix A of Schedule 2 of the Agreement shall be amended by adding a new Section 2(q) as follows:

“(q)    Record investment trades to respective manager/sleeve in accordance with the allocation methodology provided and approved by the Client.”

(b)    Schedule 5 of the Agreement shall be amended by adding a new Fund, “Diamond Hill Research Opportunities Fund” to the end of the list of Diamond Hill Funds.

2.	Representations and Warranties.

(a)    The Client represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Client (the “Board”), and (iii) that the Board has approved this Amendment.

(b)    Service Provider represents that it has full power and authority to enter into and perform this Amendment.

3.	Miscellaneous.

(a)    This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)    Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)    Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)    This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

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